Exhibit 3.2

BYLAWS

OF

ELEVANCE HEALTH, INC.

(As Amended June 28, 2022)

ARTICLE I

Meetings of Shareholders

Section 1.1 Annual Meetings. Annual meetings of the shareholders of the Corporation shall be held each year on such date, at such hour and at such place, if any, within or without the State of Indiana, or may be held solely by means of remote communication, as shall be designated by the Board of Directors. In the absence of designation, the meeting shall be held at the principal office of the Corporation.

Section 1.2 Special Meetings.

(a) Special meetings of the shareholders of the Corporation may be called at any time by the Board of Directors, the Chair of the Board, the Lead Director, the Chief Executive Officer or the President, and shall be called by the Chair of the Board or the Secretary of the Corporation upon the written demand or demands of one or more persons that (i) Own (as defined in Section 1.2(b)) shares representing at least 20% of the Common Stock of the Corporation that is outstanding (the “Requisite Percent”) as of the record date for determining the shareholders entitled to demand a special meeting fixed in accordance with Section 1.10 of these Bylaws (the “Ownership Record Date”) and (ii) comply with the procedures set forth in this Section 1.2 with respect to any matter that is a proper subject for the meeting pursuant to Section 1.2(e).

(b) For purposes of satisfying the Requisite Percent under Section 1.2(a)(i), a person shall be deemed to “Own” only the shares described in Section 1.16(c) of these Bylaws, other than shares described in Section 1.16(c)(iii).

(c) In order for a special meeting demanded by shareholders to be called by the Chair of the Board or the Secretary of the Corporation, there shall be delivered to the Secretary one or more written demands for a special meeting signed by shareholders (or their duly authorized agents) who Own or who are acting on behalf of persons who Own, as of the Ownership Record Date, at least the Requisite Percent (the “Special Meeting Demand”). A Special Meeting Demand shall (i) state the business (including the identity of nominees for election as a Director, if any) proposed to be acted on at the meeting, which shall be limited to the business set forth in the Special Meeting Demand received by the Secretary, (ii) bear the date of signature of each shareholder (or duly authorized agent) submitting the Special Meeting Demand, (iii) set forth the name and address of each shareholder submitting the Special Meeting Demand, as they appear on the Corporation’s books, (iv) contain the information required by Section 1.6 of these Bylaws with respect to any Director nominations or by Section 1.5 of these Bylaws with respect to any other business proposed to be presented at the special meeting, and as to each shareholder demanding the meeting and each other person (including any beneficial owner) on whose behalf the shareholder is acting, other than shareholders or beneficial owners who have provided such demand solely in response to any form of public solicitation for such demands, (v) include documentary evidence that the demanding shareholders Own the Requisite Percent, as of the Ownership Record Date; provided, however, that if the demanding shareholders are not the beneficial owners of the shares representing the Requisite Percent, then to be valid, the Special Meeting Demand must also include documentary evidence of the number of shares Owned by the beneficial owners on whose behalf the Special Meeting Demand is made, as of the Ownership Record Date and (vi) be delivered to the Secretary at the principal executive office of the Corporation, by hand or by certified or registered mail, return receipt requested, and any demand or demands comprising the Special Meeting Demand shall be dated and delivered to the Secretary within sixty (60) days of the Ownership Record Date. The Special Meeting Demand shall be updated and supplemented within five (5) business days after the record date for the meeting, and such information when provided to the Corporation shall be current as of the record date. In addition, the demanding shareholder and each other person (including any beneficial owner) on whose behalf the shareholder is acting, shall provide such additional information as reasonably requested by the Corporation within five (5) business days of such a request.

(d) After receiving a Special Meeting Request, the Board of Directors shall determine in good faith whether the shareholders demanding the special meeting have satisfied the requirements for demanding a special meeting, and the Corporation shall notify the demanding shareholder of the Board’s determination about whether the Special Meeting Request is valid. The Board of Directors, the Chair of the Board, the Lead Director, the Chief Executive Officer, the President or the Secretary, as the case may be, calling a special meeting of shareholders shall set the date, time and place, if any, of such meeting, which may be held within or without the State of Indiana or may be held solely by means of remote communication; provided that notice of such special meeting shall be delivered, mailed or sent by electronic transmission in accordance with Section 1.3 of these Bylaws no later than sixty (60) days after the Special Meeting Demand is delivered to the Secretary in accordance with subsection (c) of this Section 1.2. The record date for the special meeting shall be fixed in accordance with Section 1.10 of these Bylaws.

(e) A Special Meeting Demand shall not be valid, and the Corporation shall not call a special meeting if (i) the Special Meeting Demand relates to an item of business that is not a proper subject for shareholder action under, or that involves a violation of, applicable law, (ii) an item of business that is the same or substantially similar (as determined in good faith by the Board of Directors) was presented at a meeting of shareholders occurring within ninety (90) days preceding the earliest date of signature on the Special Meeting Demand, provided that matters relating to the election or removal of Directors shall not be considered the same or substantially similar to the election of Directors at the immediately preceding annual meeting of shareholders, (iii) the Special Meeting Demand is delivered during the period commencing ninety (90) days prior to the first anniversary of the preceding year’s annual meeting of shareholders and ending on the date of the next annual meeting of shareholders, or (iv) the Special Meeting Demand does not comply with the requirements of this Section 1.2.

(f) Any shareholder who submitted a Special Meeting Demand may revoke its written demand by written revocation delivered to the Secretary at the principal executive office of the Corporation at any time prior to the shareholder-demanded special meeting. A Special Meeting Demand shall be deemed revoked (and any meeting scheduled in response may be cancelled) if the shareholders submitting the Special Meeting Demand, and any beneficial owners on whose behalf they are acting (as applicable), do not continue to Own at least the Requisite Percent at all times through the date of the applicable shareholder-demanded special meeting, and the demanding shareholder shall promptly notify the Secretary of any decrease in ownership of shares of stock of the Corporation that results in such a revocation. If, as a result of any revocations, there are no longer valid unrevoked written demands from the Requisite Percent, the Board of Directors shall have the discretion to determine whether or not to proceed with the special meeting.

(g) Notwithstanding anything to the contrary in these Bylaws, business transacted at a shareholder-demanded special meeting shall be limited to (i) the business stated in the valid Special Meeting Demand received from the Requisite Percent and (ii) any additional business that the Board of Directors determines to include in the Corporation’s notice of meeting (or any supplement thereto). If none of the shareholders who submitted the Special Meeting Demand (or a qualified representative thereof) appears at the special meeting to present the matter or matters to be brought before the special meeting that were specified in the Special Meeting Demand, the Corporation need not present the matter or matters for a vote at the meeting, notwithstanding that proxies in respect of such vote may have been received by the Corporation.

Section 1.3 Notices. A written notice, stating the date, time, and place, if any, of any meeting of the shareholders, the means of remote communication, if any, by which shareholders may be deemed to be present in person and vote at such meeting, and, in the case of a special meeting, the purpose or purposes for which such meeting is called, shall be delivered, mailed or sent by electronic transmission by the Secretary of the Corporation, to each shareholder of record of the Corporation entitled to notice of or to vote at such meeting no fewer than ten (10) nor more than sixty (60) days before the date of the meeting. Notice of shareholders’ meetings, if mailed, shall be mailed, postage prepaid, to each shareholder at his or her address shown in the Corporation’s current record of shareholders.

Notice of a meeting of shareholders shall be given to shareholders not entitled to vote, but only if a purpose for the meeting is to vote on any amendment to the Corporation’s Articles of Incorporation, merger, or share exchange to which the Corporation would be a party, sale of the Corporation’s assets, or dissolution of the Corporation. Except as required by the foregoing sentence or as otherwise required by the Indiana Business Corporation Law or the Corporation’s Articles of Incorporation, notice of a meeting of shareholders is required to be given only to shareholders entitled to vote at the meeting.

A shareholder or his or her proxy may at any time waive notice of a meeting if the waiver is in writing and is delivered to the Corporation for inclusion in the minutes or filing with the Corporation’s records. A shareholder’s attendance at a meeting, or participation by remote communication in a meeting in accordance with these Bylaws, whether in person or by proxy, (a) waives objection to lack of notice or defective notice of the meeting, unless the shareholder or his proxy at the beginning of the meeting objects to holding the meeting or transacting business at the meeting, and (b) waives objection to consideration of a particular matter at the meeting that is not within the purpose or purposes described in the meeting notice, unless the shareholder or his proxy objects to considering the matter when it is presented. Each shareholder who has, in the manner above provided, waived notice or objection to notice of a shareholders’ meeting shall be conclusively presumed to have been given due notice of such meeting, including the purpose or purposes thereof.

If an annual or special shareholders’ meeting is adjourned to a different date, time, or place, notice need not be given of the new date, time, or place, if any, if the new date, time, or place and the means of remote communication, if any, by which shareholders may be deemed to be present in person and vote at such meeting are announced at the meeting before adjournment, unless a new record date is or must be established for the adjourned meeting.

Section 1.4 Organization.

(a) Meetings of shareholders shall be presided over by the Chair of the Board, if any, or in his or her absence by the Lead Director, or in his or her absence by the Chief Executive Officer, or in his or her absence by a person designated by the Board of Directors, or in the absence of a person so designated by the Board of Directors, by a chairman chosen at the meeting by the shareholders. The Secretary, or in his or her absence, an Assistant Secretary, or in the absence of the Secretary and all Assistant Secretaries, a person whom the chairman of the meeting shall appoint, shall act as Secretary of the meeting and keep a record of the proceedings thereof.

(b) The Board of Directors shall be entitled to make such rules or regulations for the conduct of meetings of shareholders as it shall deem necessary, appropriate or convenient. Subject to such rules and regulations of the Board of Directors, if any, the chairman of the meeting shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman, are necessary, appropriate or convenient for the proper conduct of the meeting, including, without limitation, establishing an agenda or order of business for the meeting, rules and procedures for maintaining order at the meeting and the safety of those present, limitations on participation in the meeting to shareholders of record of the Corporation, their duly authorized and constituted proxies and such other persons as the chairman of the meeting shall permit, restrictions on entry to the meeting after the time fixed for the commencement thereof, limitations on the time allotted to questions or comments by participants and regulation of the opening and closing of the polls for balloting and matters which are to be voted on by ballot.

Section 1.5 Business of Shareholder Meetings. At each annual meeting, the shareholders shall elect the Directors and shall conduct only such other business as shall have been properly brought before the meeting. To be properly brought before an annual meeting, all business, including nominations of candidates for and the election of Directors, must be (a) specified in the notice of the meeting (or any supplement thereto) given by or at the direction of the Board of Directors, (b) otherwise properly brought before the meeting by or at the direction of the Board of Directors, (c) otherwise properly brought before the meeting by a shareholder of the Corporation who (i) was a shareholder of record at the time of giving the notice provided for in this Section 1.5 or in Section 1.6 of these Bylaws, as applicable, (ii) is entitled to vote at the meeting, and (iii) complied with the procedures set forth in this Section 1.5 or in Section 1.6 of these Bylaws, as applicable, or (d) otherwise properly brought before the meeting by an Eligible Shareholder (as defined in Section 1.16 of these Bylaws) whose Shareholder Nominee (as defined in Section 1.16 of these Bylaws) is included in the Corporation’s proxy materials for the relevant annual meeting. For the avoidance of doubt, the foregoing clauses (c) and (d) shall be the exclusive means for a shareholder to make Director nominations, and the foregoing clause (c) shall be the exclusive means for a shareholder to propose other business (other than a proposal included in the Corporation’s proxy materials pursuant to and in compliance with Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), at an annual meeting of shareholders.

For business other than nominations of candidates for and the election of Directors to be properly brought before an annual meeting by a shareholder pursuant to clause (c) of the preceding paragraph, the shareholder must have given timely notice thereof in writing to the Secretary of the Corporation at the principal executive office of the Corporation. To be timely, a shareholder’s notice shall be delivered by the close of business not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, or if no annual meeting was held in the preceding year, notice by the shareholder, to be timely, must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement (as defined herein) of the date of such meeting is first made.

Such shareholder’s notice shall set forth as to each matter the shareholder proposes to bring before the meeting: (a) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting and any material interest in such business of such shareholder and any Shareholder Associated Person (as defined below) covered by clause (b)(iii) below or on whose behalf the proposal is made; (b) as to the shareholder giving the notice and any Shareholder Associated Person covered by clause (b)(iii) below or on whose behalf the proposal is made (i) the name and address of such shareholder, as they appear on the Corporation’s books, and the name and address of any Shareholder Associated Person, (ii) the class and number of shares of the Corporation which are owned beneficially or of record by such shareholder and by any Shareholder Associated Person as of the date such notice is given, (iii) any derivative positions held or beneficially held by the shareholder and by any Shareholder Associated Person and whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of, or any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares) has been made, the effect or intent of which is to mitigate loss to or manage risk or benefit of share price changes for, or to increase or decrease the voting power of, such shareholder or any Shareholder Associated Person with respect to the Corporation’s securities, and (iv) a representation that such shareholder intends to appear in person or by proxy at the meeting to propose such business; (c) in the event that such business includes a proposal to amend either the Articles of Incorporation or the Bylaws of the Corporation, the language of the proposed amendment; and (d) if the shareholder intends to solicit proxies in support of such shareholder’s proposal, a representation to that effect.

Notwithstanding anything in these Bylaws to the contrary and not including nominations of candidates for and the election of Directors, which are governed by Section 1.6 or Section 1.16 of these Bylaws, as applicable, no business shall be conducted at any annual meeting except in accordance with this Section 1.5, and the Chair of the Board or other person presiding at an annual meeting of shareholders may refuse to permit any business to be brought before an annual meeting without compliance with the foregoing procedures or if the shareholder solicits proxies in support of such shareholder’s proposal without such shareholder having made the representation required by clause (d) of the preceding paragraph of this Section 1.5. If a shareholder does not appear or send a qualified representative to present his or her proposal at such annual meeting, the Corporation need not present such proposal for a vote at such meeting, notwithstanding that proxies in respect of such vote may have been received by the Corporation.

For the purposes of this Section 1.5, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act. “Shareholder Associated Person” of any shareholder means (i) any person controlling, directly or indirectly, or acting in concert with, such shareholder, (ii) any beneficial owner of shares of stock of the Corporation owned of record or beneficially by such shareholder and (iii) any person controlling, controlled by or under common control with such Shareholder Associated Person.

Notwithstanding the foregoing provisions of this Section 1.5, a shareholder seeking to include a proposal in a proxy statement that has been prepared by the Corporation to solicit proxies for an annual meeting shall comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 1.5.

In no event shall the adjournment, recess, or postponement of an annual meeting commence a new time period (or extend any time period) for the giving of a shareholder’s notice as described above.

Section 1.6 Notice of Shareholder Nominations. Nominations of persons for election as Directors must be made by or at the direction of the Board of Directors or in accordance with the procedures set forth in this Section 1.6 or in Section 1.16 of these Bylaws.

For nominations of candidates for election to the Board of Directors to be properly brought before an annual meeting by a shareholder pursuant to clause (c) of the first paragraph of Section 1.5 of these Bylaws, timely written notice of such shareholder’s intent to make such nomination must be given to the Secretary of the Corporation at the principal executive office of the Corporation in accordance with the procedures for bringing nominations before an annual meeting set forth in this Section 1.6. To be timely, a shareholder’s notice shall be delivered (a) with respect to an election to be held at an annual meeting of shareholders, by the close of business not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, or if no annual meeting was held in the preceding year, notice by the shareholder, to be timely, must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement (as defined in Section 1.5 of these Bylaws) is first made of the date of such meeting, and (b) with respect to an election to be held at a special meeting of shareholders, not earlier than the close of business on the 120th day prior to such special meeting and not later than the close of business on the later of the 90th day prior to such special meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees to be elected at such meeting.

A shareholder’s notice shall set forth: (a) the name and address of the shareholder who intends to make the nomination as they appear on the Corporation’s books, the person or persons to be nominated and the name and address of any Shareholder Associated Person (as defined in Section 1.5 of these Bylaws) covered by clause (c) below or on whose behalf the nomination is made; (b) a representation that the shareholder is a holder of record of stock of the Corporation entitled to vote at such meeting in such election and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) (i) the class and number of shares of the Corporation which are owned beneficially or of record by such shareholder and by any Shareholder Associated Person as of the date such notice is given and (ii) any derivative positions held or beneficially held by the shareholder and by any Shareholder Associated Person and whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of, or any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares) has been made, the effect or intent of which is to mitigate loss to or manage risk or benefit of share price changes for, or to increase or decrease the voting power of, such shareholder or any Shareholder Associated Person with respect to the Corporation’s securities; (d) a description of all arrangements or understandings between or among the shareholder, any Shareholder Associated Person, each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (e) such other information regarding each nominee proposed by such shareholder as would have been required to be disclosed in solicitations of proxies for election of Directors in an election contest (even if an election contest is not involved), or is otherwise required, in each case pursuant to Regulation 14A (or any successor provision) under the Exchange Act and the rules thereunder; (f) the consent of each nominee to serve as a Director if so elected and a written representation and agreement of each nominee signed and delivered in accordance with Section 1.16(h) of these Bylaws; and (g) if the shareholder intends to solicit proxies in support of such shareholder’s nominee(s), a representation to that effect. The Corporation may require any person or persons to be nominated to furnish such other information as it may reasonably require to determine the eligibility of such person or persons to serve as a Director of the Corporation.

The chairman of any meeting of shareholders to elect Directors and the Board of Directors may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure or if the shareholder solicits proxies in support of such shareholder’s nominee(s) without such shareholder having made the representation required by clause (g) of the preceding paragraph. If a shareholder does not appear or send a qualified representative to present his or her nomination at such meeting, the Corporation need not present such nomination for a vote at such meeting, notwithstanding that proxies in respect of such nomination may have been received by the Corporation.

Notwithstanding anything in this Section 1.6 to the contrary, in the event that the number of Directors to be elected to the Board of Directors of the Corporation at an annual meeting is increased and there is no public announcement naming all of the nominees for Directors or specifying the size of the increased Board of Directors made by the Corporation at least 90 days prior to the first anniversary of the preceding year’s annual meeting, a shareholder’s notice required by this Section 1.6 shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered not later than the close of business on the 10th day following the day on which such public announcement is first made of the date of such meeting. In no event shall the adjournment, recess, or postponement of an annual or a special meeting commence a new time period (or extend any time period) for the giving of a shareholder’s notice as described above.

Section 1.7 Voting. Except as otherwise provided by the Indiana Business Corporation Law or the Corporation’s Articles of Incorporation, each share of Common Stock of the Corporation that is outstanding at the record date established for any annual or special meeting of shareholders and is outstanding at the time of and represented in person or by proxy at the annual or special meeting, shall entitle the record holder thereof, or his proxy, to one (1) vote on each matter voted on at the meeting.

Section 1.8 Quorum. Unless the Indiana Business Corporation Law provides otherwise, at all meetings of shareholders, twenty-five percent (25%) of the votes entitled to be cast on a matter, represented in person or by proxy, constitutes a quorum for action on the matter. Action may be taken at a shareholders’ meeting only on matters with respect to which a quorum exists; provided, however, that any meeting of shareholders, including annual and special meetings and any adjournments thereof, may be adjourned to a later date although less than a quorum is present. Once a share is represented for any purpose at a meeting, it is deemed present for quorum purposes for the remainder of the meeting and for any adjournment of that meeting unless a new record date is or must be set for that adjourned meeting.

Section 1.9 Vote Required To Take Action. If a quorum exists as to a matter to be considered at a meeting of shareholders, action on such matter (other than the election of Directors) is approved if the votes properly cast favoring the action exceed the votes properly cast opposing the action, except as the Corporation’s Articles of Incorporation or the Indiana Business Corporation Law require a greater number of affirmative votes. The standard for the election of Directors by the Corporation’s shareholders is set forth in the Corporation’s Articles of Incorporation. Any nominee for Director who is an incumbent Director and who does not receive a majority of the votes cast (as defined in the Corporation’s Articles of Incorporation) shall immediately tender his or her resignation to the Board of Directors, if not previously tendered in connection with his or her election. The Governance Committee will then make a recommendation to the Board on whether to accept the tendered resignation or to take other action.

Section 1.10 Record Date. Only such persons shall be entitled to notice of or to vote, in person or by proxy, at any shareholders’ meeting as shall appear as shareholders upon the books of the Corporation as of such record date as the Board of Directors shall determine, which date may not be earlier than the date seventy (70) days immediately preceding the meeting; provided that, for purposes of determining shareholders entitled to demand a special meeting, the record date shall be the date on which the first shareholder signs the applicable Special Meeting Demand. In the absence of such determination, the record date shall be the fiftieth (50th) day immediately preceding the date of such meeting. Unless otherwise provided by the Board of Directors, shareholders shall be determined as of the close of business on the record date.

Section 1.11 Proxies. A shareholder may vote his or her shares either in person or by proxy. A shareholder may authorize a person or persons to act for the shareholder as proxy (including authorizing the person to receive, or to waive, notice of any shareholders’ meeting within the effective period of such proxy) by executing a writing, transmitting or authorizing the transmission of an electronic submission or in any manner permitted by law. An appointment of a proxy is effective when received by the Secretary or other officer or agent authorized to tabulate votes and is effective for eleven (11) months unless a longer period is expressly provided in the appointment. The proxy’s authority may be limited to a particular meeting or may be general and authorize the proxy to represent the shareholder at any meeting of shareholders held within the time provided in the appointment. Subject to the Indiana Business Corporation Law and to any express limitation on the proxy’s authority contained in the writing or electronic submission, the Corporation is entitled to accept the proxy’s vote or other action as that of the shareholder making the appointment.

Section 1.12 Record Ownership. The Corporation shall be entitled to treat the holder of any share or shares of stock of the Corporation, as recorded on the stock record or transfer books of the Corporation, as the holder of record and as the holder and owner in fact thereof and, accordingly, shall not be required to recognize any equitable or other claim to or interest in such share(s) on the part of any other person, firm, partnership, corporation or association, whether or not the Corporation shall have express or other notice thereof, save as is otherwise expressly required by law, and the term “shareholder” as used in these Bylaws means one who is a holder of record of shares of the Corporation.

Section 1.13 Removal of Directors. Any or all of the members of the Board of Directors may be removed only at a meeting of the shareholders or Directors called expressly for that purpose. Removal by the shareholders requires an affirmative vote of a majority of the outstanding shares. Removal by the Board of Directors requires an affirmative vote of both (a) a majority of the entire number of Directors at the time, and (b) a majority of the entire number of Directors who then qualify as Continuing Directors (as such term is defined in the Corporation’s Articles of Incorporation).

Section 1.14 Written Consents. Any action required or permitted to be taken at a shareholders’ meeting may be taken without a meeting if the action is taken by all the shareholders entitled to vote on the action. The action must be evidenced by one (1) or more written consents, in one or more counterparts, describing the action taken, signed by all the shareholders entitled to vote on the action, and delivered to the Corporation for inclusion in the minutes or filing with the corporate records reflecting the action taken. Action taken under this Section 1.14 is effective when the last shareholder signs the consent, unless the consent specifies a different prior or subsequent effective date, in which case the action is effective on or as of the specified date. Executed consents returned to the Corporation by facsimile transmission may be relied upon as, and shall have the same effect as, originals of such consents. A consent signed under this Section 1.14 shall have the same effect as a unanimous vote of all shareholders and may be described as such in any document.

Section 1.15 Participation In Meetings by Remote Communication. The Chair of the Board, the Lead Director or the Board of Directors may permit any or all shareholders to participate in an annual or special meeting of shareholders by, or through the use of, any means of remote communication. The Board of Directors, acting in its sole discretion, may establish guidelines and procedures in accordance with applicable provisions of the Indiana Business Corporation Law, as amended from time to time, and any other applicable law for the participation by shareholders in a meeting of shareholders by means of remote communication. A shareholder participating in a meeting by such means who complies with such guidelines and procedures and is otherwise entitled to vote at the meeting shall be deemed to be present in person and may vote at the meeting, whether such meeting is held at a designated place or solely by means of remote communication.

Section 1.16 Proxy Access for Director Nominations.

(a) Subject to the terms and conditions of these Bylaws, in connection with an annual meeting of shareholders at which Directors are to be elected, the Corporation will include in its proxy statement and on its form of proxy the name of a nominee for election to the Board submitted pursuant to this Section 1.16 (a “Shareholder Nominee”), and will include in its proxy statement the “Required Information” (as defined below), if: (i) the Shareholder Nominee satisfies the eligibility requirements in this Section 1.16, (ii) the Shareholder Nominee is identified in a timely notice (the “Shareholder Notice”) that satisfies this Section 1.16 and is delivered by a shareholder that qualifies as, or is acting on behalf of, an Eligible Shareholder (as defined below), (iii) the Eligible Shareholder expressly elects at the time of the delivery of the Shareholder Notice to have the Shareholder Nominee included in the Corporation’s proxy materials, and (iv) the additional requirements set forth in these Bylaws are met.

(b) To qualify as an “Eligible Shareholder,” a shareholder or a group as described in this Section 1.16(b) must (i) Own and have Owned (as defined below) continuously for at least three (3) years as of the date of the Shareholder Notice, a number of shares (as adjusted to account for any stock dividend, stock split, subdivision, combination, reclassification or recapitalization of Common Stock) that represents at least three percent (3%) of the Common Stock as of the date of the Shareholder Notice (the “Required Shares”), and (ii) thereafter continue to Own the Required Shares through the record date of such annual meeting of shareholders. For purposes of satisfying the ownership requirements of this Section 1.16(b), a group of no more than twenty (20) shareholders and/or beneficial owners may aggregate the number of shares of Common Stock that each group member has Owned continuously for at least three (3) years as of the date of the Shareholder Notice. No shares may be attributed to more than one (1) Eligible Shareholder, and no shareholder or beneficial owner, alone or together with any of its affiliates, may individually or as a member of a group qualify as or constitute more than one (1) Eligible Shareholder under this Section 1.16. A group of any two (2) or more funds that are under common management and investment control shall be treated as one (1) shareholder or beneficial owner. Whenever an Eligible Shareholder consists of a group of shareholders and/or beneficial owners, any and all requirements and obligations for an Eligible Shareholder set forth in this Section 1.16 must be satisfied by and as to each such shareholder or beneficial owner, except that shares may be aggregated as specified in this Section 1.16(b) and except as otherwise provided in this Section 1.16. For purposes of this Section 1.16, the term “affiliate” or “affiliates” shall have the meanings ascribed thereto under the rules and regulations promulgated under the Exchange Act.

(c) For purposes of this Section 1.16:

(i) A shareholder or beneficial owner shall be deemed to “Own” only those outstanding shares of Common Stock as to which such person possesses both (A) the full voting and investment rights pertaining to the shares and (B) the full economic interest in (including the opportunity for profit and risk of loss on) such shares; provided that the number of shares calculated in accordance with clauses (A) and (B) shall not include any shares (1) sold by such person or any of its affiliates in any transaction that has not been settled or closed, (2) borrowed by such person or any of its affiliates for any purposes or purchased by such person or any of its affiliates pursuant to an agreement to resell, or (3) subject to any option, warrant, forward contract, swap, contract of sale, or other derivative or similar agreement entered into by such person or any of its affiliates, whether any such instrument or agreement is to be settled with shares or with cash based on the notional amount or value of outstanding shares of Common Stock, in any such case which instrument or agreement has, or is intended to have, or if exercised would have, the purpose or effect of (x) reducing in any manner, to any extent or at any time in the future, such person’s or its affiliates’ full right to vote or direct the voting of any such shares, and/or (y) hedging, offsetting, or altering to any degree any gain or loss arising from the full economic ownership of such shares by such person or its affiliate. The terms “Owned,” “Owning” and other variations of the word “Own,” when used with respect to a shareholder or beneficial owner, shall have correlative meanings.

(ii) A shareholder or beneficial owner shall “Own” shares held in the name of a nominee or other intermediary so long as the person retains the right to instruct how the shares are voted with respect to the election of Directors and possesses the full economic interest in the shares. The person’s Ownership of shares shall be deemed to continue during any period in which the person has delegated any voting power by means of a proxy, power of attorney, or other instrument or arrangement that is revocable at any time by the person.

(iii) A shareholder or beneficial owner’s Ownership of shares shall be deemed to continue during any period in which the person has loaned such shares provided that the person has the power to recall such loaned shares.

(d) For purposes of this Section 1.16, the “Required Information” that the Corporation will include in its proxy statement is:

(i) the information set forth in the Schedule 14N provided with the Shareholder Notice concerning each Shareholder Nominee and the Eligible Shareholder that is required to be disclosed in the Corporation’s proxy statement by the applicable requirements of the Exchange Act and the rules and regulations thereunder, and

(ii) if the Eligible Shareholder so elects, a written statement of the Eligible Shareholder (or, in the case of a group, a written statement of the group), not to exceed five hundred (500) words, in support of each Shareholder Nominee, which must be provided at the same time as the Shareholder Notice for inclusion in the Corporation’s proxy statement for the annual meeting (the “Statement”).

Notwithstanding anything to the contrary contained in this Section 1.16, the Corporation may omit from its proxy materials any information or Statement that it, in good faith, believes is untrue in any material respect (or omits a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading) or would violate any applicable law, rule, regulation or listing standard. Nothing in this Section 1.16 shall limit the Corporation’s ability to solicit against and include in its proxy materials its own statements relating to any Eligible Shareholder or Shareholder Nominee.

(e) The Shareholder Notice shall set forth all information, representations and agreements required under Section 1.6 above, with respect to the shareholder, any Eligible Shareholder (including, in the case of a group, each shareholder or beneficial owner whose shares are aggregated for purposes of constituting an Eligible Shareholder) and any person controlling, controlled by or under common control with, or acting in concert with any of the foregoing, to the extent applicable. In addition, such Shareholder Notice shall include:

(i) a copy of the Schedule 14N that has been or concurrently is filed with the SEC under the Exchange Act,

(ii) a statement of the Eligible Shareholder (and in the case of a group, the written agreement of each shareholder or beneficial owner whose shares are aggregated for purposes of constituting an Eligible Shareholder), which statement(s) shall also be included in the Schedule 14N filed with the SEC: (A) setting forth and certifying to the number of shares of Common Stock the Eligible Shareholder Owns and has Owned (as defined in Section 1.16(c) of these Bylaws) continuously for at least three (3) years as of the date of the Shareholder Notice and (B) agreeing to continue to Own such shares through the record date for the annual meeting,

(iii) the written agreement of the Eligible Shareholder (and in the case of a group, the written agreement of each shareholder or beneficial owner whose shares are aggregated for purposes of constituting an Eligible Shareholder) addressed to the Corporation, setting forth the following additional agreements, representations, and warranties:

(A) it acquired the Required Shares in the ordinary course of business and not with the intent to change or influence control at the Corporation, and does not presently have any such intent, and

(B) it will (1) assume all liability stemming from any legal or regulatory violation arising out of the Eligible Shareholder’s communications with the shareholders of the Corporation or out of the information that the Eligible Shareholder provided to the Corporation, (2) indemnify and hold harmless the Corporation and each of its Directors, officers and employees individually against any liability, loss or damages in connection with any threatened or pending claim, action, suit or proceeding, whether civil, criminal, administrative or investigative, formal or informal, against the Corporation or any of its Directors, officers or employees arising out of the nomination process pursuant to this Section 1.16, (3) comply with all laws, rules, regulations and listing standards applicable to any solicitation in connection with the annual meeting, (4) file all materials described below in Section 1.16(g)(iii) with the SEC, regardless of whether any such filing is required under Exchange Act Regulation 14A, or whether any exemption from filing is available for such materials under Exchange Act Regulation 14A, and (5) at the request of the Corporation, promptly, but in any event within five (5) business days after such request, provide to the Corporation all completed and signed questionnaires required of the Corporation’s Directors and such additional information as reasonably requested by the Corporation to determine if the Eligible Shareholder and each Shareholder Nominee satisfies the requirements of this Section 1.16, and

(iv) in the case of a nomination by a group, the designation by all group members of one (1) group member that is authorized to act on behalf of all members of the group with respect to the nomination and matters related thereto, including withdrawal of the nomination.

(f) To be timely under this Section 1.16, the Shareholder Notice must be delivered by the close of business by a shareholder to the Secretary of the Corporation at the principal executive offices of the Corporation not less than ninety (90) days nor more than one hundred fifty (150) days prior to the first anniversary of the date (as stated in the Corporation’s proxy materials) the definitive proxy statement was first sent to shareholders in connection with the preceding year’s annual meeting of shareholders; provided, however, that in the event the annual meeting is advanced by more than thirty (30) days or delayed by more than sixty (60) days from the anniversary of the previous year’s annual meeting date, or if no annual meeting was held in the preceding year, the Shareholder Notice, to be timely, must be so delivered not earlier than the close of business on the one hundred fiftieth (150th) day prior to such annual meeting and not later than the close of business on the ninetieth (90th) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement (as defined in Section 1.5 of these Bylaws) of the date of such meeting is first made by the Corporation. In no event shall an adjournment, recess, or postponement of an annual meeting commence a new time period (or extend any time period) for the giving of the Shareholder Notice as described above.

(g) An Eligible Shareholder must:

(i) within five (5) business days after the date of the Shareholder Notice, provide to the Corporation one (1) or more written statements from the record holder(s) of the Required Shares and from each intermediary through which the Required Shares are or have been held, in each case during the requisite three (3)-year holding period, specifying the number of shares that the Eligible Shareholder Owns, and has Owned continuously in compliance with this Section 1.16,

(ii) include in the Schedule 14N filed with the SEC a statement by the Eligible Shareholder (and in the case of a group, by each shareholder or beneficial owner whose shares are aggregated for purposes of constituting an Eligible Shareholder) certifying (A) the number of shares of Common Stock that it Owns and has Owned continuously for at least three (3) years as of the date of the Shareholder Notice, and (B) that it Owns and has Owned such shares within the meaning of Section 1.16,

(iii) file with the SEC any solicitation or other communication by or on behalf of the Eligible Shareholder relating to the Corporation’s annual meeting of shareholders, one (1) or more of the Corporation’s Directors or Director nominees or any Shareholder Nominee, regardless of whether any such filing is required under Exchange Act Regulation 14A or whether any exemption from filing is available for such solicitation or other communication under Exchange Act Regulation 14A, and

(iv) in the case of any group, within five (5) business days after the date of the Shareholder Notice, provide to the Corporation documentation demonstrating that the number of shareholders and/or beneficial owners within such group does not exceed twenty (20), including whether a group of funds qualifies as one (1) shareholder or beneficial owner within the meaning of Section 1.16(b).

The information provided pursuant to this Section 1.16(g) shall be deemed part of the Shareholder Notice for purposes of this Section 1.16.

(h) Within the time period for delivery of the Shareholder Notice, a written representation and agreement of each Shareholder Nominee shall be delivered to the Secretary of the Corporation at the principal executive offices of the Corporation, which shall be signed by each Shareholder Nominee and shall represent and agree that such Shareholder Nominee:

(i) consents to being named in the Corporation’s proxy statement and form of proxy as a nominee and to serving as a Director if elected,

(ii) is not and will not become a party to any agreement, arrangement, or understanding with, and has not given any commitment or assurance to, any person or entity as to how such Shareholder Nominee, if elected as a Director, will act or vote on any issue or question that has not been disclosed to the Corporation,

(iii) is not and will not become a party to any agreement, arrangement, or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement, or indemnification in connection with service or action as a Director that has not been disclosed to the Corporation, and

(iv) if elected as a Director, will comply with all of the Corporation’s corporate governance, conflict of interest, confidentiality, and stock ownership and trading policies and guidelines, and any other Corporation policies and guidelines applicable to Directors.

(i) In the event that any information or communications provided by the Eligible Shareholder or any Shareholder Nominees to the Corporation or its shareholders is not, when provided, or thereafter ceases to be, true, correct and complete in all material respects (including omitting a material fact necessary to make the statements made, in light of the circumstances under which they were made, not misleading), such Eligible Shareholder or Shareholder Nominee, as the case may be, shall promptly notify the Secretary and provide the information that is required to make such information or communication true, correct, complete and not misleading; it being understood that providing any such notification shall not be deemed to cure any defect or limit the Corporation’s right to omit a Shareholder Nominee from its proxy materials as provided in this Section 1.16.

(j) Notwithstanding anything to the contrary contained in this Section 1.16, the Corporation may omit from its proxy materials any Shareholder Nominee, and such nomination shall be disregarded and no vote on such Shareholder Nominee will occur, notwithstanding that proxies in respect of such vote may have been received by the Corporation, if:

(i) the Eligible Shareholder or Shareholder Nominee breaches any of its respective agreements, representations, or warranties set forth in the Shareholder Notice (or otherwise submitted pursuant to this Section 1.16) or if any of the information in the Shareholder Notice (or otherwise submitted pursuant to this Section 1.16) was not, when provided, true, correct and complete, or the Eligible Shareholder or applicable Shareholder Nominee otherwise fails to comply with its obligations pursuant to these Bylaws, including, but not limited to, its obligations under this Section 1.16,

(ii) the Shareholder Nominee is not independent under any applicable listing standards, any applicable rules of the SEC, and any publicly disclosed standards used by the Board of Directors in determining and disclosing the independence of the Corporation’s Directors, or

(iii) the election of the Shareholder Nominee to the Board of Directors would cause the Corporation to violate the Corporation’s Articles of Incorporation, these Bylaws or any applicable law, rule, regulation or listing standard.

(k) The maximum number of Shareholder Nominees submitted by all Eligible Shareholders that may be included in the Corporation’s proxy materials pursuant to this Section 1.16, shall not exceed the Permitted Number. The “Permitted Number” is the greater of (i) two (2) or (ii) twenty percent (20%) of the number of Directors in office as of the last day on which a Shareholder Notice may be delivered pursuant to this Section 1.16 with respect to the annual meeting, or if such amount is not a whole number, the closest whole number (rounding down) below twenty percent (20%), minus the number of Directors in office on such date who were elected to the Board as Shareholder Nominees and whose terms extend past the applicable annual meeting. In the event that the number of Shareholder Nominees submitted by Eligible Shareholders pursuant to this Section 1.16 exceeds the Permitted Number, the Shareholder Nominees to be included in the Corporation’s proxy materials shall be determined in accordance with the following provisions: each Eligible Shareholder will select one (1) Shareholder Nominee for inclusion in the Corporation’s proxy materials until the Permitted Number is reached, going in order of the amount (largest to smallest) of shares of the Corporation each Eligible Shareholder disclosed as Owned in its respective Shareholder Notice submitted to the Corporation. If the Permitted Number is not reached after each Eligible Shareholder has selected one (1) Shareholder Nominee, this selection process will continue as many times as necessary, following the same order each time, until the Permitted Number is reached. Following such determination, no other nominee or nominees shall be included in the Corporation’s proxy materials or otherwise submitted for election as a Director at the applicable annual meeting in substitution for such Shareholder Nominee(s).

(l) Notwithstanding the foregoing provisions of this Section 1.16, unless otherwise required by law or otherwise determined by the chairman of the annual meeting or the Board of Directors, if the shareholder delivering the Shareholder Notice does not appear or send a qualified representative to present its Shareholder Nominee or Shareholder Nominees at the annual meeting, such nomination or nominations shall be disregarded, notwithstanding that proxies in respect of the election of the Shareholder Nominee or Shareholder Nominees may have been received by the Corporation. This Section 1.16 shall be the exclusive method for shareholders to include nominees for Director election in the Corporation’s proxy materials.

ARTICLE II

Directors

Section 2.1 Number and Terms. The business and affairs of the Corporation shall be managed under the direction of a Board of Directors consisting of at least five (5) Directors, but not more than nineteen (19) Directors, with the actual number of Directors being fixed from time to time by resolution of the Board of Directors. The Directors shall be divided into three (3) groups, with each group consisting of one-third (1/3) of the total Directors, as near as may be, and at each annual meeting of shareholders, the Directors chosen to succeed those whose terms then expire shall be identified as being of the same group as the Directors they succeed and shall be elected for a term expiring at the third succeeding annual meeting of shareholders.

Notwithstanding the foregoing paragraph, if the requirement for a classified board structure set forth in the Corporation’s license agreements with the Blue Cross and Blue Shield Association is eliminated or is otherwise no longer applicable to the Corporation, the Board of Directors shall take all necessary actions to implement the elimination of the classified board structure and the annual election of all Directors, which shall be phased in over a three-year period commencing with the first annual meeting of shareholders occurring at least 90 days after the date the Board of Directors determines that such requirement is eliminated or is otherwise no longer applicable to the Corporation.

Despite the expiration of a Director’s term, the Director shall continue to serve until his or her successor is elected and qualified, or until the earlier of his or her death, resignation, disqualification or removal, or until there is a decrease in the number of Directors. Any vacancy occurring in the Board of Directors, from whatever cause arising, shall be filled by selection of a successor by a majority vote of the remaining members (although less than a quorum) of the Board of Directors who then qualify as Continuing Directors (as such term is defined in the Corporation’s Articles of Incorporation); provided, however, that if such vacancy or vacancies leave the Board of Directors with no members who then qualify as Continuing Directors or if the remaining members of the Board who then qualify as Continuing Directors are unable to agree upon a successor or determine not to select a successor, such vacancy may be filled by a vote of the shareholders at a special meeting called for that purpose or at the next annual meeting of shareholders. The term of a Director elected or selected to fill a vacancy shall expire at the end of the term for which such Director’s predecessor was elected, or if the vacancy arises because of an increase in the size of the Board of Directors, at the end of the term specified at the time of election or selection.

Effective July 29, 2009, the number, groups and terms of directors shall not be governed by Indiana Code Section 23-1-33-6(c).

The Directors and each of them shall have no authority to bind the Corporation except when acting as a Board.

Section 2.2 Quorum and Vote Required To Take Action. A majority of the whole Board of Directors shall be necessary to constitute a quorum for the transaction of any business, except the filling of vacancies. If a quorum is present when a vote is taken, the affirmative vote of a majority of the Directors present shall be the act of the Board of Directors, unless the act of a greater number is required by the Indiana Business Corporation Law, the Corporation’s Articles of Incorporation or these Bylaws.

Section 2.3 Annual and Regular Meetings. The Board of Directors shall meet annually, without notice, immediately following the annual meeting of the shareholders, for the purpose of transacting such business as properly may come before the meeting. Other regular meetings of the Board of Directors, in addition to said annual meeting, shall be held on such dates, at such times and at such places as shall be fixed by resolution adopted by the Board of Directors and specified in a notice of each such regular meeting, or otherwise communicated to the Directors. The Board of Directors may at any time alter the date for the next regular meeting of the Board of Directors.

Section 2.4 Special Meetings; Waivers. Special meetings of the Board of Directors may be called by the Chair of the Board, the Lead Director, the Chief Executive Officer or by one quarter (1/4) of the whole authorized number of Directors, upon not less than twenty-four (24) hours’ notice given to each Director of the date, time, and place of the meeting, which notice need not specify the purpose or purposes of the special meeting. Such notice may be communicated in person (either in writing or orally), by telephone, telegraph, teletype, electronic transmission or a form of wire or wireless communication, or by mail, and shall be effective at the earlier of the time of its receipt or, if mailed, three (3) days after its mailing. Notice of any meeting of the Board may be waived in writing at any time if the waiver is signed by the Director entitled to the notice and is filed with the minutes or corporate records. A Director’s attendance at or participation in a meeting waives any required notice to the Director of the meeting, unless the Director at the beginning of the meeting (or promptly upon the Director’s arrival) objects to holding the meeting or transacting business at the meeting and does not thereafter vote for or assent to action taken at the meeting.

Section 2.5 Written Consents. Any action required or permitted to be taken at any meeting of the Board of Directors may be taken without a meeting if the action is taken by all members of the Board. The action must be evidenced by one (1) or more written consents, in one or more counterparts, describing the action taken, signed by each Director, and included in the minutes or filed with the corporate records reflecting the action taken. Action taken under this Section 2.5 is effective when the last Director signs the consent, unless the consent specifies a different prior or subsequent effective date, in which case the action is effective on or as of the specified date. Executed consents returned to the Corporation by facsimile transmission may be relied upon as, and shall have the same effect as, originals of such consents. A consent signed under this Section 2.5 shall have the same effect as a unanimous vote of all members of the Board and may be described as such in any document.

Section 2.6 Participation Other Than in Person. The Board of Directors may permit any or all Directors to participate in a regular or special meeting by, or through the use of, any means of communication, such as conference telephone, by which all Directors participating may simultaneously, hear each other during the meeting. A Director participating in a meeting by such means shall be deemed to be present in person at the meeting.

Section 2.7 Compensation and Talent Committee. The Board of Directors may appoint three (3) or more members to a Compensation and Talent Committee. The duties of the Compensation and Talent Committee shall include assisting the Board in discharging its responsibilities relating to the establishment of the compensation philosophy and the setting of the compensation of the Corporation’s officers and monitoring the Corporation’s programs and practices related to workforce diversity and inclusion.

Section 2.8 Audit Committee. The Board of Directors may appoint three (3) or more members to an Audit Committee. The duties of the Audit Committee shall include representing and assisting the Board in overseeing (a) the Corporation’s accounting and financial reporting practices and policies and internal control over financial reporting, (b) the integrity of the Corporation’s financial statements and the independent audit thereof, (c) the Corporation’s compliance with legal and regulatory requirements, (d) the performance of the Corporation’s internal audit and compliance function and independent auditors, (e) the independent auditors’ qualifications and independence, and (f) the Board’s process for overseeing the Company’s exposure to major risks.

Section 2.9 Governance Committee. The Board of Directors may appoint three (3) or more members to a Governance Committee. The duties of the Governance Committee shall include assisting the Board in discharging its responsibilities relating to Board composition, corporate governance and the setting of the compensation of the non-employee members of the Board of Directors.

Section 2.10 Other Committees. The Board of Directors may create one (1) or more committees in addition to any Compensation and Talent Committee, Audit Committee or Governance Committee and appoint members of the Board of Directors to serve on them, by resolution of the Board of Directors adopted by a majority of all the Directors in office when the resolution is adopted. The committee may exercise the authority of the Board of Directors to the extent specified in the resolution. Each committee may have one (1) or more members, and all the members of such committee shall serve at the pleasure of the Board of Directors.

Section 2.11 Limitations on Committees; Notice, Quorum and Voting.

(a) Neither the Compensation and Talent Committee, Audit Committee, Governance Committee nor any other committee hereafter established may:

(1)

authorize dividends or other distributions, except a committee may authorize or approve a reacquisition of shares, dividends or other distribution if done according to a formula or method, or within a range, prescribed by the Board of Directors;

(2)	approve or propose to shareholders action that is required to be approved by shareholders;

(3)	fill vacancies on the Board of Directors or on any of its committees;

(4)	except as permitted under Section 2.11(a)(7) below, amend the Corporation’s Articles of Incorporation under Ind. Code 23-1-38-2;

(5)	adopt, amend, repeal, or waive provisions of these Bylaws;

(6)	approve a plan of merger not requiring shareholder approval; or

(7)

authorize or approve the issuance or sale or a contract for sale of shares, or determine the designation and relative rights, preferences, and limitations of a class or series of shares, except the Board of Directors may authorize a committee (or an executive officer of the Corporation designated by the Board of Directors) to take the action described in this Section 2.11(a)(7) within limits prescribed by the Board of Directors.

(b) Except to the extent inconsistent with the resolutions creating a committee, Sections 2.1 through 2.6 of these Bylaws, which govern meetings, action without meetings, notice and waiver of notice, quorum and voting requirements and participation in meetings of the Board of Directors other than in person, apply to each committee and its members as well.

Section 2.12 Chair of the Board and Lead Director.

(a) Chair of the Board. The Chair of the Board shall, if present, preside at all meetings of the shareholders and the Board of Directors and shall have such powers and perform such duties as are assigned to him or her by the Board of Directors. The Chair of the Board shall be elected by the Board of Directors and shall be a member of the Board of Directors.

(b) Lead Director. The Lead Director, if any, shall, if present, preside at the meetings of the shareholders and the Board of Directors in the absence of the Chair of the Board. The Lead Director, if any, shall be an independent Director and shall be elected annually by a vote of the independent Directors.

ARTICLE III

Officers

Section 3.1 Designation, Selection and Terms. The officers of the Corporation shall consist of the Chief Executive Officer, the President, the Chief Financial Officer, the Chief Accounting Officer, and the Secretary. The Board of Directors may also elect Executive Vice Presidents, Vice Presidents, a Treasurer, a Controller, Assistant Secretaries and Assistant Treasurers, and such other officers or assistant officers as it may from time to time determine by resolution creating the office and defining the duties thereof. In addition, the Chief Executive Officer or the President may, by a certificate of appointment creating the office and defining the duties and term thereof delivered to the Secretary for inclusion with the corporate records, from time to time create and appoint such assistant officers as they deem desirable. The officers of the Corporation shall be elected by the Board of Directors (or appointed by the Chief Executive Officer or the President as provided above) and need not be selected from among the members of the Board of Directors. The Chief Executive Officer may be a member of the Board of Directors. Any two (2) or more offices may be held by the same person. All officers shall serve at the pleasure of the Board of Directors and, with respect to officers appointed by the Chief Executive Officer or the President, also at the pleasure of such officers. The election or appointment of an officer does not itself create contract rights.

Section 3.2 Removal; Vacancies. The Board of Directors may remove any officer at any time with or without cause. An officer appointed by the Chief Executive Officer or the President may also be removed at any time, with or without cause, by any of such officers. Vacancies in such offices, however occurring, may be filled by the Board of Directors at any meeting of the Board of Directors (or by appointment by the Chief Executive Officer or the President, to the extent provided in Section 3.1 of these Bylaws).

Section 3.3 Chief Executive Officer. The Chief Executive Officer shall be the chief executive and principal policymaking officer of the Corporation. Subject to the authority of the Board of Directors, he or she shall formulate the major policies to be pursued in the administration of the Corporation’s affairs. He or she shall study and make reports and recommendations to the Board of Directors with respect to major activities of the Corporation and shall see that the established policies are placed into effect and carried out. In the absence of the Chair of the Board and the Lead Director, if any, the Chief Executive Officer shall preside at meetings of the shareholders and, if a Director, at meetings of the Board of Directors.

Section 3.4 President. Subject to the provisions of Section 3.3, the President shall exercise the powers and perform the duties which ordinarily appertain to such office and shall manage and operate the business and affairs of the Corporation in conformity with the policies established by the Board of Directors and the Chief Executive Officer, or as may be provided for in these Bylaws. In connection with the performance of his or her duties, he or she shall keep the Chair of the Board, the Lead Director and the Chief Executive Officer fully informed as to all phases of the Corporation’s activities. In the absence of the Chair of the Board, the Lead Director and the Chief Executive Officer, the President shall preside at meetings of the shareholders and, if a Director, at meetings of the Board of Directors.

Section 3.5 Chief Financial Officer. The Chief Financial Officer shall be the chief financial officer of the Corporation and shall perform all of the duties customary to that office. He or she shall be responsible for all of the Corporation’s financial affairs, subject to the supervision and direction of the Chief Executive Officer, and shall have and perform such further powers and duties as the Board of Directors may, from time to time, prescribe and as the Chief Executive Officer may, from time to time, delegate to him or her.

Section 3.6 Executive Vice President. Each Executive Vice President, if any, shall have such powers and perform such duties as the Board of Directors may, from time to time, prescribe and as the Chief Executive Officer or the President may, from time to time, delegate to him or her.

Section 3.7 Chief Accounting Officer. The Chief Accounting Officer shall perform all of the duties customary to that office, shall be the chief accounting officer of the Corporation and shall be responsible for maintaining the Corporation’s accounting books and records and preparing its financial statements, subject to the supervision and direction of the Chief Financial Officer and other superior officers within the Corporation. He or she shall also be responsible for causing the Corporation to furnish financial statements to its shareholders pursuant to Ind. Code 23-1-53-1.

Section 3.8 Secretary. The Secretary shall be the custodian of the books, papers, and records of the Corporation and of its corporate seal, if any, and shall be responsible for seeing that the Corporation maintains the records required by Ind. Code 23-1-52-1 (other than accounting records) and that the Corporation files with the Indiana Secretary of State the biennial report required by Ind. Code 23-1-53-3. The Secretary shall be responsible for preparing minutes of the meetings of the shareholders and of the Board of Directors and for authenticating records of the Corporation, and he or she shall perform all of the other duties usual in the office of Secretary of a corporation.

Section 3.9 Vice Presidents. Each Vice President, if any, shall have such powers and perform such duties as the Board of Directors may, from time to time, prescribe and as the Chief Executive Officer, the President or other superior officers within the Corporation may, from time to time, delegate to him or her.

Section 3.10 Treasurer. The Treasurer, if any, shall be responsible for the treasury functions of the Corporation, subject to the supervision of the Chief Financial Officer.

Section 3.11 Controller. The Controller, if any, shall perform all of the duties customary to that office, subject to the supervision and direction of the Chief Financial Officer or other superior officers within the Corporation.

Section 3.12 Salary. The Compensation and Talent Committee may, at its discretion, from time to time, fix the salary of any executive officer.

ARTICLE IV

Checks

All checks, drafts, or other orders for payment of money shall be signed in the name of the Corporation by such officers or persons as shall be designated from time to time by resolution adopted by the Board of Directors and included in the minute book of the Corporation; and in the absence of such designation, such checks, drafts, or other orders for payment shall be signed by the Chief Executive Officer, the President, the Chief Financial Officer or the Treasurer.

ARTICLE V

Loans

Such of the officers of the Corporation as shall be designated from time to time by resolution adopted by the Board of Directors and included in the minute book of the Corporation, and in the absence of such designation and subject to such limitations as the Board of Directors may fix, the Chief Executive Officer, the President and the Chief Financial Officer, shall have the power, with such limitations thereon as may be fixed by the Board of Directors, to borrow money on the Corporation’s behalf, to establish credit, to discount bills and papers, to pledge collateral, and to execute such notes, bonds, debentures, or other evidences of indebtedness, and such mortgages, trust indentures, and other instruments in connection therewith, as may be authorized from time to time by such Board of Directors.

ARTICLE VI

Execution of Documents

The Chief Executive Officer, the President or any other officer authorized by the Board of Directors may, in the Corporation’s name, acting singly, sign all deeds, leases, contracts, or similar documents unless otherwise directed by the Board of Directors or otherwise provided herein or in the Corporation’s Articles of Incorporation, or as otherwise required by law. Only one signature is required, unless otherwise provided by a resolution of the Board of Directors.

ARTICLE VII

Stock

Section 7.1 Certificates of Stock; Uncertificated Shares; Execution. The shares of the Corporation shall be represented by certificates, provided that the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of the stock of the Corporation shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until each certificate is surrendered to the Corporation. Certificates for shares of the Corporation shall be signed by the Chief Executive Officer or the President and by the Secretary or an Assistant Secretary and the seal of the Corporation (or a facsimile thereof), if any, may be thereto affixed. Where any such certificate is also signed by a transfer agent or a registrar, or both, the signatures of the officers of the Corporation may be facsimiles. The Corporation may issue and deliver any such certificate notwithstanding that any such officer who shall have signed, or whose facsimile signature shall have been imprinted on, such certificate shall have ceased to be such officer.

Section 7.2 Contents. Each certificate issued after the adoption of these Bylaws shall state on its face the name of the Corporation and that it is organized under the laws of the State of Indiana, the name of the person to whom it is issued, and the number and class of shares and the designation of the series, if any, the certificate represents, and shall state conspicuously on its front or back that the Corporation will furnish the shareholder, upon his written request and without charge, a summary of the designations, relative rights, preferences, and limitations applicable to each class and the variations in rights, preferences, and limitations determined for each series (and the authority of the Board of Directors to determine variations for future series).

Section 7.3 Transfers. Except as otherwise provided by law or by resolution of the Board of Directors, transfers of shares of the Corporation shall be made only on the books of the Corporation by the holder thereof, in person or by duly authorized attorney, on payment of all taxes thereon and surrender for cancellation of the certificate or certificates for such shares (except as hereinafter provided in the case of loss, destruction, or mutilation of certificates) properly endorsed by the holder thereof or accompanied by the proper evidence of succession, assignment, or authority to transfer, and delivered to the Secretary or an Assistant Secretary.

Section 7.4 Stock Transfer Records. There shall be entered upon the stock records of the Corporation the number of each certificate issued, the name and address of the registered holder of such certificate, the number, kind, and class of shares represented by such certificate, the date of issue, whether the shares are originally issued or transferred, the registered holder from whom transferred, and such other information as is commonly required to be shown by such records. The stock records of the Corporation shall be kept at its principal office, unless the Corporation appoints a transfer agent or registrar, in which case the Corporation shall keep at its principal office a complete and accurate shareholders’ list giving the names and addresses of all shareholders and the number and class of shares held by each, which shall be updated periodically as determined by the Secretary, but not less frequently than quarterly, and which shall be updated as of each record date established with respect to a meeting of shareholders or other shareholder action. If a transfer agent is appointed by the Corporation, shareholders shall give written notice of any changes in their addresses from time to time to the transfer agent.

Section 7.5 Transfer Agents and Registrars. The Board of Directors may appoint one or more transfer agents and one or more registrars and may require each stock certificate to bear the signature of either or both.

Section 7.6 Loss, Destruction, or Mutilation of Certificates. The holder of any shares of the Corporation shall immediately notify the Corporation of any loss, destruction, or mutilation of the certificate therefor, and the Board of Directors may, in its discretion, cause to be issued to him a new certificate or certificates, upon the surrender of the mutilated certificate, or, in the case of loss or destruction, upon satisfactory proof of such loss or destruction. The Board of Directors may, in its discretion, require the holder of the lost or destroyed certificate or his legal representative to give the Corporation a bond in such sum and in such form, and with such surety or sureties as it may direct, to indemnify the Corporation, its transfer agents, and registrars, if any, against any claim that may be made against them or any of them with respect to the shares represented by the certificate or certificates alleged to have been lost or destroyed, but the Board of Directors may, in its discretion, refuse to issue a new certificate or certificates, save upon the order of a court having jurisdiction in such matters.

Section 7.7 Form of Certificates. The form of the certificates for shares of the Corporation shall conform to the requirements of Section 7.2 of these Bylaws and be in such printed form as shall from time to time be approved by resolution of the Board of Directors.

ARTICLE VIII

Seal

The corporate seal of the Corporation shall, if the Corporation elects to have one, be in the form of a disc, with the name of the Corporation and “INDIANA” on the periphery thereof and the word “SEAL” in the center.

ARTICLE IX

Miscellaneous

Section 9.1 Indiana Business Corporation Law. The provisions of the Indiana Business Corporation law, as amended, applicable to all matters relevant to, but not specifically covered by, these Bylaws are hereby, by reference, incorporated in and made a part of these Bylaws.

Section 9.2 Fiscal Year. The fiscal year of the Corporation shall end on December 31 of each year.

Section 9.3 Election to be governed by Indiana Code § 23-1-43. Effective upon the registration of any class of the Corporation’s shares under Section 12 of the Securities Exchange Act of 1934, as amended, the Corporation shall be governed by the provisions of Ind. Code 23-1-43 regarding business combinations.

Section 9.4 Control Share Acquisition Statute. The provisions of Ind. Code 23-1 42 shall not apply to the acquisition of shares of the Corporation.

Section 9.5 Amendments. Except as otherwise required by the Corporation’s Articles of Incorporation or by the Indiana Business Corporation Law, these Bylaws may be made, altered, amended or repealed by either (a) the Board of Directors by the affirmative vote of a majority of the entire number of Directors at the time, or (b) the affirmative vote, at a meeting of the shareholders of the Corporation, of at least a majority of the votes entitled to be cast by the holders of the outstanding shares of all classes of stock of the Corporation entitled to vote generally in the election of directors, considered for purposes of this Section 9.5 as a single voting group, in the case of all provisions of these Bylaws, except Sections 1.7, 2.1 (the second sentence of the first paragraph only), 7.2, 7.7, and 9.5 of these Bylaws, which cannot be amended by the shareholders of the Corporation.

Section 9.6 Definition of Articles of Incorporation. The term “Articles of Incorporation” as used in these Bylaws means the articles of incorporation of the Corporation as from time to time are in effect.

ARTICLE X

Corporation Headquarters

Section 10.1 Location of Headquarters. From November 30, 2004 (the “Effective Time”) and at least until the date that is five years following the Effective Time, the headquarters and principal executive offices of the Corporation shall be located in Indianapolis, Indiana, unless the Corporation’s Board of Directors decides otherwise by an affirmative vote of not less than eighty percent (80%) of the Directors at the time.

Section 10.2 Effect of the Provisions in this Article X. The provisions of this Article X shall not be rescinded, changed or amended, nor may the provisions of this Article X be waived, except by the affirmative vote of not less than eighty percent (80%) of the Directors at the time.

ARTICLE XI

Forum for Adjudication of Disputes

Section 11.1 Forum. Unless the Corporation consents in writing to the selection of an alternative forum (an “Alternative Forum Consent”) the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim for breach of a fiduciary duty owed by any Director, officer, employee or agent of the Corporation to the Corporation or the Corporation’s constituents identified in Chapter 35 of the Indiana Business Corporation Law (IC 23-1-35-1(d)), (c) any action asserting a claim arising pursuant to any provision of the Indiana Business Corporation Law or the Corporation’s Articles of Incorporation or these Bylaws (in each case, as may be amended from time to time), or (d) any action asserting a claim governed by the internal affairs doctrine, shall be, to the fullest extent permitted by law, the Marion Superior Court (Marion County, Indiana) (or, if the Marion Superior Court lacks jurisdiction, the United States District Court for the Southern District of Indiana); in all cases subject to the court’s having personal jurisdiction over the indispensable parties named as defendants.

Section 11.2 Personal Jurisdiction. If any action the subject matter of which is within the scope of Section 11.1 of these Bylaws is filed in a court other than the Marion Superior Court (Marion County, Indiana) (or, if the Marion Superior Court lacks jurisdiction, the United States District Court for the Southern District of Indiana) (a “Foreign Action”) in the name of any shareholder (including any beneficial owner), such shareholder shall be deemed to have consented to (a) the personal jurisdiction of the Marion Superior Court or the United States District Court for the Southern District of Indiana in connection with any action brought in any such court to enforce Section 11.1 of these Bylaws and (b) having service of process made upon such shareholder in any such action by service upon such shareholder’s counsel in the Foreign Action as agent for such shareholder.

Section 11.3 Enforceability. Any person or entity purchasing or otherwise acquiring any interest in shares of stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XI. If any provision of this Article XI shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provision in any other circumstance and of the remaining provisions of this Article XI (including, without limitation, each portion of any sentence of this Article XI containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby. The existence of any prior Alternative Forum Consent shall not act as a waiver of the Corporation’s ongoing consent right as set forth in Section 11.1 with respect to any current or future actions or claims.